Exhibit 10(a)

[Letterhead of Sutherland Asbill & Brennan LLP]

April 25, 2008

State Farm Life Insurance Company

One State Farm Plaza

Bloomington, Illinois 61710-0001

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 18 to the registration statement on Form N-4 for State Farm Life Insurance Company Variable Annuity Separate Account (File No. 333-19189). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ W. Thomas Conner
W. Thomas Conner, Esq.